RELEASE IMMEDIATELY

Contact: Frank Cinatl	(888) ABATIX-X (222-8499)	fcinatl@abatix.com

ABATIX CORP. REPORTS OPERATING RESULTS FOR SECOND QUARTER OF 2007

MESQUITE, TEXAS, August 13, 2007 ... ABATIX CORP. (NASDAQ ABIX) today announced net sales of $17,191,000 for the second quarter of 2007 increased 1% from net sales of $16,956,000 in 2006 and net earnings of $301,000 or $.18 per share for the second quarter of 2007 decreased from net earnings of $368,000 or $.21 per share in 2006. Net sales of $34,448,000 for the first six months of 2007 increased 3% from net sales of $33,562,000 in 2006 and net earnings of $659,000 or $.39 per share for the first six months of 2007 increased from net earnings of $587,000 or $.34 per share in 2006. The increase in sales for 2007 is primarily attributable to volume increases in the industrial and construction markets as the U.S. economy continues to remain stable. The profitability for the second quarter and the first six months of 2007 was positively impacted by the higher sales volume. Primarily higher labor related costs and costs associated with our Jacksonville facility, which opened in August 2006, more than offset the increase in second quarter sales volume resulting in a decrease in profitability when compared to 2006. However, these costs only partially offset the sales volume increase for the first six months of 2007, resulting in the increase in profitability for that period when compared to 2006.

Mr. Terry Shaver, CEO, stated, “Some of our labor cost increases have been to increase the size of our sales force in recent months, the benefit of which, should be attained in future periods. We will continue to review our cost structure to determine it is aligned with our long-term focus, making any adjustments where appropriate.”

Mr. Shaver continued, “Sales for the 2006 second quarter and first six months included sales related to the 2005 hurricanes of approximately $237,000 and $639,000, respectively. We are pleased with the efforts of our team and the support of our customers in 2007 to overcome these amounts and still show positive revenue growth. As always, we will continue to explore geographic markets, new product lines, additional sourcing opportunities, and strengthening the relationships with our current customers to improve the long-term prospects of the Company.“

This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Abatix Corp. Such statements involve a number of risks and uncertainties including, without limitation, further decline in the residential housing market which impacts the commercial construction segment, the occurrence, timing and property devastation from disasters; global, national and local economic and political conditions; changes in laws and regulations relating to the Company’s products and the import of such products; market acceptance of new products; existence or development of competitive products the Company represents that outperform current product lines or are priced more competitively; inability to hire and train quality people or retain current employees; changes in interest rates; the financial status of and relationships with key customers and vendors; efforts to control and/or reduce costs; fluctuations in oil prices; or the Company’s success in the process of management’s assessment and auditor attestation of internal controls, as required by the Sarbanes-Oxley Act of 2002. We do not undertake any obligation to publicly update forward-looking statements to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law or regulation.

ABATIX CORP. is a full line supplier to the construction tool, industrial safety and environmental industries. The Company currently has eight distribution centers in Dallas and Houston, Texas, in San Francisco and Los Angeles, California, in Phoenix, Arizona, in Seattle, Washington, in Las Vegas, Nevada and in Jacksonville, Florida. These distribution centers serve customers throughout the Southeast, Southwest, Midwest, Pacific Coast, Alaska and Hawaii. More information about the Company can be found on the Abatix web site at www.abatix.com and on the IESI website at www.int-enviroguard.com.

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ABATIX CORP.
SELECTED FINANCIAL INFORMATION
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Net sales	$17,190,566	$16,955,806	$34,448,077	$33,562,136
Cost of sales	(12,261,332)	(12,083,140)	(24,345,764)	(24,050,763)
Gross profit	4,929,234	4,872,666	10,102,313	9,511,373
Selling, general and administrative expenses	(4,340,827)	(4,125,112)	(8,793,147)	(8,277,997)
Operating profit	588,407	747,554	1,309,166	1,233,376
Other expense, net	(89,289)	(136,115)	(183,463)	(261,831)
Earnings before income taxes	499,118	611,439	1,125,703	971,545
Income tax expense	(198,485)	(243,644)	(466,432)	(384,153)
Net earnings	$300,633	$367,795	$659,271	$587,392

Basic and diluted earnings per share	$.18	$.21	$.39	$.34

Basic and diluted weighted average shares outstanding	1,711,148	1,711,148	1,711,148	1,711,148

	As of:
	June 30,	December 31,
	2007	2006
Current assets	$21,401,737	$20,450,727
Total assets	$23,161,306	$22,342,287
Current liabilities	$10,528,501	$10,363,700
Total liabilities	$10,536,860	$10,377,112
Total stockholders' equity	$12,624,446	$11,965,175

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